#29O (correction) – July 21, 2004	Contact:	Allan V. Cecil
Vice President
+843/383-7524
allan.cecil@sonoco.com

Corrections to text of Sonoco (NYSE: SON) Release #290 released earlier today:

Hartsville, S.C. – Although all per share amounts and the table of financial results are accurate as stated in the release of the second quarter financial results earlier today, income from continuing operations for the second quarter of 2004 was incorrectly noted in the text as $38.7 million and should have been $35 million and income from continuing operations for the second quarter of 2003 was noted as $29.3 million and should have been $21.4 million. Income from continuing operations for the first six months of 2004 and 2003 should have been $71.8 million and $48.7 million, respectively.